Exhibit 10(h)

PARKER-HANNIFIN CORPORATION

SUMMARY OF RONA BONUS AWARDS IN LIEU OF

CERTAIN EXECUTIVE PERQUISITES

Effective January 1, 2008, the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors of Parker-Hannifin Corporation (the “Corporation”) eliminated certain executive perquisites, replacing them with a performance based form of compensation designed to approximate the value of the eliminated perquisites. The perquisites that were eliminated are: 1) reimbursement or payment for home security system or services, 2) annual allowance for financial planning, tax preparation and estate planning, 3) tax gross-ups on the value of permitted spousal travel which is included in the recipient’s taxable income 4) reimbursement of monthly dues or assessments associated with private social club membership, 5) tax gross-ups on amounts reimbursed for initiation fee for private club membership which is included in the recipient’s taxable income, and 6) reimbursement of fees or dues related to membership at health and fitness clubs. These eliminated perquisites were replaced by a separate form of RONA Bonus opportunity that is distinct from the Corporation’s general RONA Bonus program. It is referred to as Converted RONA Bonuses.

Converted RONA Bonuses are paid in four installments after the end of each fiscal quarter, in October, January, April and August. The first three installments are based on actual year-to-date financial results, reduced by an amount equal to 25% of the projected year-end RONA results. The fourth/final installment in August is an amount equal to the remaining Converted RONA Bonus earned based on the Corporation’s actual year-end results, as certified by the Controller and approved by the Committee. All Converted RONA Bonuses are paid in cash and are not subject to elective deferral.

Converted RONA Bonus awards are a performance based bonus opportunity with payout equaling a percentage of the mid-point of the recipient’s base salary range, depending on the Corporation’s return on average net assets for all divisions, compared with the established incentive benchmarks. Converted RONA Bonuses are calculated as follows:

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Return on Net Assets = earnings (segment operating income for the fiscal year) divided by average assets (average of inventory, accounts receivable, prepaid expenses, property, plant and equipment, goodwill and intangibles, less trade accounts payable and contract reserves).

•	The incentive is expressed in terms of a multiple for purposes of determining the percentage of mid-point earned as a bonus for each Converted RONA Bonus Share, calculated as follows:

(a)	For that portion of return on net assets which is less than or equal to 35%, the incentive is .1786% for every 1% of return;

(b)	For that portion of return on net assets in excess of 35%, the incentive is .08928% for every 1% of the excess.

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The amount of the Converted RONA Bonus payment is calculated by multiplying the recipient’s number of Converted RONA Shares by the multiple, and multiplying that total by the midpoint of the recipient’s base salary range by comparable position within a group of comparison companies selected by the Committee’s independent consultant.

Converted RONA Bonuses are different than general RONA Bonuses in that the amount of any Converted RONA Bonus is not included in the benefit calculations under any benefit or retirement plan sponsored by the Corporation, including the: Executive Long-Term Disability Plan, Consolidated Pension Plan, Pension Restoration Plan, Supplemental Executive Retirement Benefits Program and Change in Control Severance Agreements. In addition, Converted RONA Bonuses are not eligible for deferral under the Corporation’s Retirement Savings Plan, Savings Restoration Plan or Executive Deferral Plan.